Exhibit 10(k)

PACCAR INC

LONG TERM INCENTIVE PLAN

AMENDMENT ONE TO NONSTATUTORY STOCK OPTION AGREEMENT

THIS AMENDMENT ONE to the NONSTATUTORY STOCK OPTION AGREEMENT (the “Agreement”), is entered into as of                      between PACCAR Inc, a Delaware corporation (the “Company”), and (Key Employee) (the “Optionee”).

WHEREAS, the committee of the Board of Directors charged with administering the Plan (the “Committee”) has determined that it would be in the best interests of the Company and its stockholders to amend Section 6 of the Nonstatutory Stock Option Agreements previously entered into between the Company and Optionee to extend the period for Optionee to exercise vested options from one year to the full expiration term of the applicable stock option if Optionee retires under certain circumstances prior to age 65:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed that effective January 1, 2014, Optionee’s Nonstatutory Stock Option Agreements with following grant dates as listed in Section 1 of each such Agreement are amended and replaced by a new Section 6 as described below.

Nonstatutory Stock Option Agreement Option Grant Date
1/26/2006
1/31/2007
1/30/2008
2/06/2009
2/02/2010
2/03/2011
2/02/2012
2/06/2013

[New Section 6.] TERMINATION OF OPTION.

Except as otherwise stated herein, the option granted hereunder may be exercised until the earliest to occur of the following dates to the extent so specified:

(a)	In the event the Optionee’s employment is terminated by the Company for Cause, the option to the extent not yet exercised shall be immediately terminated and forfeited. “Cause” means (i) an act of embezzlement, fraud or theft, (ii) the deliberate disregard of the rules of the Company or a Subsidiary, (iii) any unauthorized disclosure of any of the secrets or confidential information of the Company or a Subsidiary, (iv) any conduct which constitutes unfair competition with the Company or a Subsidiary or (v) inducing any customers of the Company or a Subsidiary to breach any contracts with the Company or a Subsidiary.

(b)	In the event the Optionee’s employment is terminated by the Optionee’s resignation or by termination by the Company without Cause as defined above, the option to the extent not yet exercised may be exercised for a period of one (1) month after the date of such termination, but only to the extent that the option is otherwise exercisable under the terms of the Plan on the date of such termination unless the Committee in its sole discretion determines that a shorter time frame is appropriate. Stock options which are not exercisable on the date of such termination will be forfeited.

(c)	In the event the Optionee’s employment is terminated before age 65 by reason of retirement on or after the date that the Optionee becomes eligible for an Early Retirement Pension under the terms of a Company sponsored retirement plan, the option to the extent not yet exercised may be exercised for a period of twelve (12) months after the date of such early retirement, but only to the extent that the option is otherwise exercisable under the Plan on the date of such termination. Stock options not exercisable on the date of Early Retirement will be forfeited as of the date of Early Retirement.

(d)	Notwithstanding section 6(c) above, in the event the Optionee’s employment is terminated on or after January 1, 2014 by reason of retirement and on the date of retirement Optionee is at least age 62 but less than age 65, has 15 years of Company service and is eligible for an Early Retirement Pension under the terms of a Company sponsored retirement plan, the option to the extent not yet exercised may be exercised until the expiration date set forth below but only to the extent that the option is otherwise exercisable under the Plan on the date of such termination. Stock options not exercisable on the date of Early Retirement will be forfeited as of the date of Early Retirement.

(e)	In the event the Optionee’s employment is terminated by reason of death or disability, stock options which are exercisable on the date of termination may be exercised by the participant (or in the case of death, by the participant’s personal representative or beneficiary), at any time within twelve (12) months after the date of such termination, but only to the extent such awards are otherwise exercisable under the terms of the Plan. Stock options which are not exercisable on the date of such termination will be forfeited.

(f)	In the event of loss of eligibility due to demotion, stock options and SARs which are exercisable on the date of loss of eligibility may be exercised by the participant at any time within three (3) months after date of loss of eligibility. Stock options and SARs which are not exercisable as of the date of loss of eligibility will be forfeited.

(g)	The option expiration date listed in the original agreement and restated below.

Date Option Granted	Date Option Exerciseable	Date Option Expires
1/26/2006	1/1/2009	1/26/2016
1/31/2007	1/1/2010	1/31/2017
1/30/2008	1/1/2011	1/30/2018
2/06/2009	1/1/2012	2/06/2019
2/02/2010	1/1/2013	2/02/2020
2/03/2011	1/1/2014	2/03/2021
2/02/2012	1/1/2015	2/02/2022
2/06/2013	1/1/2016	2/06/2023

I agree to the terms and conditions of this amendment to the nonstatutory stock option agreements.

OPTIONEE SIGNATURE:		PACCAR Inc:

By:
Name	Date		Corporate Human Resources	Date

Optionee’s Address:			Company’s Address:
777 - 106th Avenue N.E.
P.O. Box 1518
Bellevue, WA 98009